UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BioTime, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

May 18, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BioTime, Inc. which will be held on Tuesday, June 26, 2012 at 3:00 p.m. at the Harvard Club of New York City, 35 West 44th Street, New York, New York 10036.

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations, and there will be an opportunity for discussion concerning BioTime and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

I look forward to personally meeting all shareholders who are able to attend.

Judith Segall
Vice President and Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 26, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BioTime, Inc. will be held at the Harvard Club at 35 West 44th Street, New York, New York on Tuesday, June 26, 2012 at 3:00 p.m. for the following purposes:

1.            To elect eight (8) directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. The nominees of the Board of Directors are: Neal C. Bradsher, Arnold I. Burns, Abraham E. Cohen, Alfred D. Kingsley, Pedro Lichtinger, Judith Segall, Andrew C. von Eschenbach, and Michael D. West;

2.            To ratify the appointment of Rothstein Kass as BioTime’s independent registered public accountants for the fiscal year ending December 31, 2012; and

3.            To transact such other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on April 27, 2012 as the record date for determining shareholders entitled to receive notice of and to vote at the annual or any postponement or adjournment of the meeting.

Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed form of proxy and return it promptly so that your shares may be represented and voted at the meeting. If you should be present at the meeting, your proxy will be returned to you if you so request.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held June 26, 2012.
The Letter to Shareholders, Notice of Meeting and Proxy Statement,
and Annual Report on Form 10-K are available at:
https://materials.proxyvote.com/09066L

By Order of the Board of Directors,

Judith Segall
Vice President and Secretary

Alameda, California
May 18, 2012

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 26, 2012

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q: Why have I received this proxy statement?

We are holding our Annual Meeting of Shareholders (the “Meeting”) for the purposes stated in the accompanying Notice of Annual Meeting, which include electing directors and ratifying the appointment of our independent registered public accountants. At the Meeting, our management will also report on current operations, and there will be an opportunity for discussion concerning BioTime and its activities. This proxy statement contains information about those matters, relevant information about the Meeting, and other information that we are required to include in a proxy statement under the Securities and Exchange Commission’s (“SEC”) regulations.

Q: Who is soliciting my proxy?

The accompanying proxy is solicited by the Board of Directors of BioTime, Inc., a California corporation having its principal offices at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502, for use at the Annual Meeting of Shareholders to be held at 3:00 p.m. on Tuesday, June 26, 2012 at the Harvard Club of New York City, 35 West 44th Street, New York, New York 10036.

Q: Who is entitled to vote at the Meeting?

Only shareholders of record at the close of business on April 27, 2012 are entitled to notice of and to vote at the Meeting. On that date, there were 50,341,974 BioTime common shares issued and outstanding, which constitutes the only class of BioTime voting securities outstanding.

Q: What percentage of the vote is required to elect directors or to approve the other matters that are being presented for a vote by shareholders?

Directors will be elected by a plurality of the votes cast at the Meeting. The other matters to be presented for a vote at the Meeting will require the affirmative vote of a majority of the shares present and voting on the matter, provided that the affirmative vote cast constitutes a majority of a quorum. A quorum consists of a majority of the outstanding shares.

Q: How many votes do my shares represent?

Each BioTime common share is entitled to one vote in all matters that may be acted upon at the Meeting, except that shareholders may elect to cumulate votes in the election of directors. Under cumulative voting, each shareholder may give one candidate, or may distribute among two or more candidates, a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned. Shareholders may not cumulate votes unless at least one shareholder gives notice of his or her intention to cumulate votes at the Meeting. The enclosed proxy confers discretionary authority to cumulate votes.

Q: What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may withhold your vote from one or more nominees. For the proposal to ratify the appointment of our independent registered public accountants, you may vote for the proposal, vote against the proposal, or abstain from voting on the proposal. Properly executed proxies in the accompanying form that are received at or before the Meeting will be voted in accordance with the directions noted on the proxies.

Q: What if I abstain from voting on a matter?

If you check the “abstain” box in the proxy form, or if you attend the Meeting without submitting a proxy and you abstain from voting on a matter, or if your shares are subject to a “broker non-vote” on a matter, your shares will be deemed to have not voted on that matter in determining whether the matter has received an affirmative vote sufficient for approval. Please see “What if I do not specify how I want my shares voted?” below for additional information about broker non-votes.

Q: Can I change my vote after I submit my proxy form?

You may revoke your proxy at any time before it is voted. If you are a shareholder of record and you wish to revoke your proxy you must do one of the following things:

•	deliver to the Secretary of BioTime a written revocation; or

•	deliver to the Secretary of BioTime a signed proxy bearing a date subsequent to the date of the proxy being revoked; or

•	attend the Meeting and vote in person.

If you are a “beneficial owner” of shares “held in street name” you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Q: Can I still attend and vote at the Meeting if I submit a proxy?

You may attend the Meeting and vote in person whether or not you have previously submitted a proxy. If you previously gave a proxy, your attendance at the Meeting will not revoke your proxy unless you also vote in person at the Meeting.

If you are a shareholder of record, you may vote your shares at the Meeting by completing a ballot at the Meeting. However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the Meeting, we recommend that you also submit your proxy first so that your vote will be counted if you later decide not to attend the Meeting.

Q: What are the Board of Directors’ recommendations?

The Board of Directors recommends that our shareholders vote FOR (1) each nominee for election as director, and (2) approval of the appointment of Rothstein Kass as our independent registered public accountants for the fiscal year ending December 31, 2012.

Q: What if I do not specify how I want my shares voted?

Shareholders of Record. If you are a shareholder of record and you sign and return a proxy form that does not specify how you want your shares voted on a matter, your shares will be voted FOR (1) each nominee for election as director, and (2) approval of the appointment of Rothstein Kass as our independent registered public accountants for the fiscal year ending December 31, 2012.

Beneficial Owners. If you are a beneficial owner and you do not provide your broker or other nominee with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the various national and regional securities exchanges, brokers and other nominees holding your shares may vote on certain routine matters, including the approval of the appointment of our independent registered public accountants, but cannot vote in the election of directors. If you hold your shares in street name and you do not instruct your broker or other nominee how to vote in the election of directors, in which brokers and nominees are not permitted to vote without your instructions, no votes will be cast on your behalf in the election. This is generally referred to as a “broker non-vote.”

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record. You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held in the name of a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I do not specify how I want my shares voted?” above for additional information.

Q: What if any matters not mentioned in the Notice of Annual Meeting or this proxy statement come up for vote at the Meeting?

The Board of Directors does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting of Shareholders. As of the date of this proxy statement, no shareholder has notified us of any other business that may properly come before the Meeting. If other matters requiring the vote of the shareholders properly come before the Meeting, then it is the intention of the persons named in the attached form of proxy to vote the proxy held by them in accordance with their judgment on such matters.

The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (1) matters that the Board of Directors did not know, a reasonable time before the mailing of the notice of the Meeting, would be presented at the Meeting; and (2) matters incidental to the conduct of the Meeting.

Q: Who will bear the cost of soliciting proxies for use at the Meeting?

BioTime will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone, and telegram by our directors, officers, and employees, who will undertake such activities without additional compensation. Banks, brokerage houses, and other institutions, nominees, or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common shares held of record by such persons and entities and will be reimbursed for their reasonable expense incurred in connection with forwarding such material.

Q: How can I attend and vote at the Meeting?

If you plan on attending the Meeting in person, please read the “How to Attend the Annual Meeting” section of this proxy statement for information about the documents you will need to bring with you to gain admission to the Meeting and to vote your shares in person.

This proxy statement and the accompanying form of proxy are first being sent or given to our shareholders on or about May 18, 2012.

ELECTION OF DIRECTORS

At the Meeting, eight directors will be elected to hold office until the next Annual Meeting of Shareholders, and until their successors have been duly elected and qualified. All of the nominees named below are incumbent directors.

It is the intention of the persons named in the enclosed proxy, unless the proxy specifies otherwise, to vote the shares represented by such proxy FOR the election of the nominees listed below. In the unlikely event that any nominee should be unable to serve as a director, proxies may be voted in favor of a substitute nominee designated by the Board of Directors. However, if you are a beneficial owner of shares held in street name, your broker or other nominee will not be allowed to vote in the election of directors unless you instruct your broker or other nominee how to vote on the form that the broker or nominee provided to you.

Directors and Nominees

The names and ages of our directors are:

Neal C. Bradsher, CFA, 46, joined the Board of Directors during July 2009. Mr. Bradsher has been President of Broadwood Capital, Inc., a private investment firm, since 2002. Previously, he was a Managing Director at Whitehall Asset Management, Inc. from 1999 to 2002. Earlier in his career Mr. Bradsher was a Managing Director at Campbell Advisors, as well as a senior equity analyst at Alex Brown & Sons and Hambrecht & Quist. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst. Mr. Bradsher is also a director of Questcor Pharmaceuticals, Inc.

Mr. Bradsher brings to the Board a wealth of experience in finance, management, and corporate governance attained through his successful investments in other companies, including companies in the pharmaceutical, medical device, health care services, and health care information systems sectors. He has worked with several health care companies to improve their management and governance, and he currently serves as a director of Questcor Pharmaceuticals, Inc, which is engaged in the development and marketing of pharmaceutical products. Entities that Mr. Bradsher controls have invested in most of BioTime's financing transactions over the last several years. Mr. Bradsher is the President of the general partner of Broadwood Partners, LP, currently one of our largest shareholders.

Arnold I. Burns, 82, joined the Board of Directors during July 2009. Mr. Burns was Chairman of QuanStar Group, LLC, a strategic management consulting firm, from 2004 to 2009. Mr. Burns was a managing director of Arnhold and S. Bleichroeder, Inc. from 1999 to 2002, and Natixis Bleichroeder, Inc. during 2002. Mr. Burns was a practicing attorney for nearly 40 years. From 1989 to 1999 he was a partner in the New York law firm of Proskauer Rose, LLP, and from 1986-1988 he was Deputy Attorney General of the United States, the Chief Operating Officer of the Department of Justice. Mr. Burns holds a J.D. degree from Cornell Law School.

Mr. Burns brings to the Board many years of experience in the fields of law, finance, and management. Mr. Burns was a practicing attorney for nearly 40 years. As Chief Operating Officer of the Department of Justice, he was responsible for the management of a large, nationwide organization within the Executive Branch of government. As a private consultant, Mr. Burns provides advice to business clients regarding strategic relationships for growing businesses.

Abraham E. Cohen, 75, joined the Board of Directors during July 2009. Mr. Cohen is an independent international business consultant and is Chairman and President of Kramex Company, a privately owned consulting firm. From 1982 to 1992, Mr. Cohen served as Senior Vice-President of Merck & Co., and from 1977 to 1988 as President of the Merck Sharp & Dohme International Division. Mr. Cohen serves as a director of the following other public companies: Chugai Pharmaceutical Co., Ltd., MannKind Corporation, and Teva Pharmaceutical Industries, Ltd., and previously served as a director of Neurobiological Technologies, Inc., and Vasomedical, Inc.

We asked Mr. Cohen to join our Board of Directors after his long career in the pharmaceutical industry, where he played a key role in the development of international business for Merck & Co. While at Merck, Mr. Cohen was a leader in the development of Merck’s international business, initially in Asia, then in Europe and, subsequently, in all international regions as President of Merck Sharp & Dohme, which manufactures and markets human health products outside the United States. We have expanded our global focus in recent years and we are actively seeking opportunities in overseas markets and we believe that Mr. Cohen’s guidance, based on his many years of experience in the international pharmaceutical industry, will be of great value to our efforts to grow our business.

Alfred D. Kingsley, 69, joined the Board of Directors and became Chairman of the Board during July 2009. In January 2011, Mr. Kingsley became the executive Chairman of five of our subsidiaries. Mr. Kingsley has been general partner of Greenway Partners, L.P., a private investment firm, and President of Greenbelt Corp., a business consulting firm, since 1993. Greenbelt Corp. served as our financial advisor from 1998 until June 30, 2009. Mr. Kingsley was Senior Vice-President of Icahn and Company and its affiliated entities for more than 25 years. Mr. Kingsley holds a BS degree in economics from the Wharton School of the University of Pennsylvania, and a J.D. degree and LLM in taxation from New York University Law School.

Mr. Kingsley’s long career in corporate finance and mergers and acquisitions includes substantial experience in helping companies to improve their management and corporate governance, and to restructure their operations in order to add value for shareholders. Mr. Kingsley developed an intimate knowledge of our business in his role as our financial advisor before he joined our Board. Mr. Kingsley has been instrumental in structuring our equity and debt financings, and in the transition of our business focus into the field of human embryonic stem cell technology, and the business acquisitions that have helped us expand the scope of our business.  Mr. Kingsley, along with entities that he controls, is currently our largest shareholder.

Pedro Lichtinger, 57, joined the Board of Directors during August 2009. Mr. Lichtinger has been the President, Chief Executive Officer, and a director of Optimer Pharmaceuticals, Inc., since May 2010. Mr. Lichtinger previously served as an executive of Pfizer, Inc. from 1995 to 2009, including as President of Pfizer's Global Primary Care Unit from 2008 to 2009, Area President, Europe from 2006 to 2008, President, Global Animal Health from 1999 to 2006, and Regional President Europe Animal Health from 1995 to 1999. Before joining Pfizer, Mr. Lichtinger was an executive of Smith Kline Beecham, last serving as Senior Vice-President Europe Animal Health from 1987 to 1995. Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Engineering degree from the National University of Mexico.

Mr. Lichtinger brings to our Board more than 20 years of experience in the pharmaceutical industry, where he played a key role in the development of international business for two leading pharmaceutical companies, Pfizer and Smith Kline Beecham. We believe that Mr. Lichtinger’s experience in the international pharmaceutical industry will be of great value in our efforts to find and capitalize on opportunities in overseas markets. Mr. Lichtinger was responsible for more than $23 billion of revenues by Pfizer in 2008.

Judith Segall, 58, is our Vice President of Administration and Corporate Secretary, and has served on the Board of Directors from 1990 through 1994, and from 1995 through the present date. She was a co-founder of BioTime in 1990. Ms. Segall received a B.S. in Nutrition and Clinical Dietetics from the University of California at Berkeley in 1989.

As one of our co-founders, Ms. Segall has served on our Board and as an executive for more than 20 years. During that time, she has developed a wealth of knowledge concerning our business operations, financial structure, and institutional relationships, particularly our relationships with the manufacturers and distributors of Hextend®.

Andrew C. von Eschenbach, M.D., 70, joined our Board of Directors during November 2011. Dr. von Eschenbach is the President of Samaritan Health Initiatives, Inc., a health care policy consultancy, and is an Adjunct Professor at University of Texas MD Anderson Cancer Center. From September of 2005 to January 2009, Dr. von Eschenbach served as Commissioner of the Food and Drug Administration. He was appointed Commissioner of the FDA after serving for four years as Director of the National Cancer Institute at the National Institutes of Health. Dr. von Eschenbach earned a B.S. from St. Joseph’s University and a medical degree from Georgetown University School of Medicine in Washington, D.C. Dr. von Eschenbach serves on the Board of Directors of Elan Corporation, plc.

Dr. von Eschenbach is an internationally renowned cancer specialist and author of more than 300 scientific articles and studies, and also was a founding member of the National Dialogue on Cancer. Under his leadership, the FDA experienced dramatic increases in resources enabling implementation of many new programs designed to strengthen the FDA in its mission to protect and promote public health. Dr. von Eschenbach previously served for over three decades as a physician, surgeon, oncologist, and executive in the healthcare industry. His roles have included serving as Chairman of the Department of Urologic Oncology and Executive Vice President and Chief Academic at the University of Texas MD Anderson Cancer Center in Houston. He also serves on the Chugai Pharmaceutical International Advisory Council; the GE Healthymagination Advisory Board; the Scientific Advisory Board of Arrowhead Research Corporation; and the Johnson & Johnson Corporate Office of Science & Technology External Scientific Advisory Board. He is also Senior Fellow at the Milken Institute, Director of the FDA Project at the Manhattan Institute; and serves on the Expert Oncology Panel at GSK Oncology.

Michael D. West, Ph.D., 59, became our Chief Executive Officer during October 2007, and has served on the Board of Directors since 2002. Prior to becoming our Chief Executive Officer, Dr. West served as Chief Executive Officer, President, and Chief Scientific Officer of Advanced Cell Technology, Inc., a company engaged in developing human stem cell technology for use in regenerative medicine. Dr. West also founded Geron Corporation of Menlo Park, California, and from 1990 to 1998 he was a Director and Vice-President, where he initiated and managed programs in telomerase diagnostics, oligonucleotide-based telomerase inhibition as anti-tumor therapy, and the cloning and use of telomerase in telomerase-mediated therapy wherein telomerase is utilized to immortalize human cells. From 1995 to 1998 he organized and managed the research between Geron and its academic collaborators, James Thomson and John Gearhart, that led to the first isolation of human embryonic stem and human embryonic germ cells. Dr. West received a B.S. Degree from Rensselaer Polytechnic Institute in 1976, an M.S. Degree in Biology from Andrews University in 1982, and a Ph.D. from Baylor College of Medicine in 1989 concentrating on the biology of cellular aging.

Dr. West is an internationally renowned pioneer and expert in stem cell research, and has extensive academic and business experience in age-related degenerative diseases, telomerase molecular biology, and human embryonic stem cell research and development. Dr. West brings to our Board the proven ability to conceive of and manage innovative research and development programs that have made scientifically significant discoveries in the field of human embryonic stem cells, and the ability to build companies focused on the great potential of regenerative medicine.

Director Independence

Our Board of Directors has determined that Neal C. Bradsher, Arnold I. Burns, Abraham E. Cohen, Pedro Lichtinger, and Andrew C. von Eschenbach qualify as “independent” in accordance with Section 803(A) of the NYSE Amex Company Guide. The members of our Audit Committee also meet the independence standards under Section 803(B)(2) of the NYSE Amex Company Guide and Section 10A-3 under the Securities Exchange Act of 1934, as amended. Our independent directors received no compensation or remuneration for serving as directors except as disclosed under “CORPORATE GOVERNANCE--Compensation of Directors.”

The only compensation or remuneration that BioTime has provided to Mr. Bradsher, Mr. Burns, Mr. Cohen, Mr. Lichtinger, and Dr. von Eschenbach during their tenure as directors has been compensation as non-employee directors. None of these directors, nor any of the members of their families, have participated in any transaction with us that would disqualify them as “independent” directors under the standard described above.

Michael D. West and Judith Segall do not qualify as “independent” because they are our full-time employees. Alfred D. Kingsley does not qualify as “independent” because he receives compensation for serving in an executive role as Chairman of certain of our subsidiaries and he is the principal shareholder and president of Greenbelt Corp., which received compensation from us, in one or more of the preceding three fiscal years for services rendered as our financial advisor, in an amount that precludes Mr. Kingsley from qualifying as “independent” under NYSE Amex Rule 803(A).

CORPORATE GOVERNANCE

Directors’ Meetings

During the fiscal year ended December 31, 2011, the Board of Directors met 10 times. No director attended fewer than 75% of the meetings of the Board and the committees on which they served.

Directors are also encouraged to attend our annual meetings of shareholders, although they are not formally required to do so. All of our current directors who were then serving on the Board attended the last annual meeting, except Abraham E. Cohen, who was unable to attend.

Meetings of Non-Management Directors

Our non-management directors meet in executive session, without any directors who are BioTime officers or employees present, following regular meetings of the Board, which occur at least once each calendar quarter. These meetings allow the non-management directors to engage in open and frank discussions about corporate governance and about our business, operations, finances, and management performance.

Shareholder Communications with Directors

If you wish to communicate with the Board of Directors or with individual directors, you may do so by following the procedure described on our website www.biotimeinc.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to our principal executive officers, our principal financial officer and accounting officer, our other executive officers, and our directors. The purpose of the Code of Ethics is to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with or submit to the SEC and in our other public communications; (iii) compliance with applicable governmental rules and regulations; (iv) prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (v) accountability for adherence to the Code. A copy of our Code of Ethics has been posted on our internet website and can be found at www.biotimeinc.com. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of those provisions granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting the information on our website within four business days following the date of the amendment or waiver.

Board Leadership Structure

Our leadership structure bifurcates the roles of Chief Executive Officer and Chairman of the Board. In other words, although Michael D. West is our Chief Executive Officer and is a member of our Board, Alfred D. Kingsley currently serves as Chairman of the Board. Although Mr. Kingsley is not an executive officer of BioTime in his capacity as Chairman of the Board, he is the executive chairman, but not the chief executive officer, of five of our subsidiaries, and he plays an active role in the structuring and oversight of BioTime financings and the growth of our business. This structure allows our Chief Executive Officer to focus on innovation in our stem cell research programs, building our intellectual property portfolio, and fostering relationships within the bioscience industry. The Chairman of the Board serves as an active liaison between the Board and our Chief Executive Officer and BioTime’s other senior management. The Chairman of the Board also interfaces with our other non-management directors with respect to matters such as the members and chairs of Board committees, other corporate governance matters, financing, strategic planning, and business acquisitions.

The Board’s Role in Risk Management

The Board has an active role, as a whole, in overseeing management of the risks of our business. The Board regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with our research and development activities and our plans to expand our business. The Audit Committee provides oversight of our financial reporting processes and the annual audit of our financial statements. In addition, the Audit Committee also reviews and must approve any business transactions between BioTime and its executive officers, directors, and shareholders who beneficially own 5% or more of the common shares.

Committees of the Board

The Board of Directors has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The charters of each of these committees require the members to be directors who are independent in accordance with Section 803(A) of the AMEX listing standards and Section 10A-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors also recently formed a Science & Technology Committee, the members of which do not need to be “independent” directors.

Audit Committee

The members of the Audit Committee are Arnold I. Burns, Abraham E. Cohen, and Pedro Lichtinger. Mr. Burns is the Chairman of the Committee. Our Board of Directors has determined that Messrs Burns, Cohen and Lichtinger each meet the criteria of an “audit committee financial expert” within the meaning of the SEC's regulations by virtue of their knowledge and understanding of accounting practices acquired from their experience supervising financial and accounting personnel. Mr. Burns qualifies on the basis of his experience as the Chief Operating Officer of the United States Department of Justice and as a managing partner of a large law firm. Mr. Cohen qualifies on the basis of his experience as the president of the international division of a global pharmaceutical company. Mr. Lichtinger qualifies on the basis of his experience as the Chief Executive Officer of a public pharmaceutical company and as president of certain divisions of a global pharmaceutical company. The Audit Committee held five meetings during 2011. The purpose of the Audit Committee is to recommend the engagement of our independent registered public accountants, to review their performance and the plan, scope, and results of the audit, and to review and approve the fees we pay to our independent registered public accountants. The Audit Committee also will review our accounting and financial reporting procedures and controls, and all transactions between us and our executive officers, directors, and shareholders who beneficially own 5% or more of the common shares.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter has been posted on our internet website and can be found at www.biotimeinc.com.

Nominating and Corporate Governance Committee and Nominating Policies and Procedures

The members of the Nominating and Corporate Governance Committee are Neal C. Bradsher, Arnold I. Burns, and Abraham E. Cohen. Mr. Bradsher is the Chairman of the Committee. The Nominating and Corporate Governance Committee met two times last year. The purpose of the Nominating and Corporate Governance Committee is to recommend to the Board of Directors individuals qualified to serve as directors and on committees of the Board, and to make recommendations to the Board on issues and proposals regarding corporate governance matters. The Nominating and Corporate Governance Committee will also consider nominees proposed by shareholders, provided that they notify the Nominating and Corporate Governance Committee of the nomination in writing at least 120 days before the date of the next annual meeting and they and the nominee provide the Nominating and Corporate Governance Committee with all information that the Nominating and Corporate Governance Committee may reasonably request regarding the nominee, no later than 90 days prior to the annual meeting. A copy of the Nominating and Corporate Governance Committee Charter has been posted on our internet website and can be found at www.biotimeinc.com.

The Nominating and Corporate Governance Committee has not set any specific minimum qualifications that a prospective nominee would need in order to be recommended by the Committee or to serve on the Board or Directors. Rather, in evaluating any new nominee or incumbent director, the Committee will consider whether the particular person has the management, financial, scientific, medical, legal, and industry knowledge, skills, experience, and expertise needed to manage our affairs in light of the skills, experience, and expertise of the other members of the Board as a whole. The Committee will also consider whether a nominee or incumbent director has any conflicts of interest with BioTime that might conflict with our Code of Ethics or that might otherwise interfere with their ability to perform their duties in a manner that is in the best interest of BioTime and its shareholders. The Committee will also consider whether including a prospective director on the Board will result in a Board composition that complies with (a) applicable state corporate laws, (b) applicable federal and state securities laws, and (c) the rules of the SEC and any stock exchange on which BioTime shares may be listed.

The Board of Directors and the Nominating and Corporate Governance Committee have not adopted specific policies with respect to a particular mix or diversity of skills, experience, expertise, perspectives, and background that nominees should have. However, the present Board was assembled with a focus on attaining a Board comprised of people with substantial experience in bioscience, the pharmaceutical industry, medicine, finance, and law. The Board believes that this interdisciplinary approach will best suit our needs, as we expand our initiatives in the field of regenerative medicine. The Board is also cognizant of the value of experience in international markets and operations given the growing globalization of the pharmaceutical industry and world-wide focus on stem cell research.

Some of the factors considered by the Committee and the Board in selecting the Board’s nominees for election at the Meeting are discussed in this proxy statement under “ELECTION OF DIRECTORS—Directors and Nominees.”

Compensation Committee

The members of the Compensation Committee are Arnold I. Burns, Abraham E. Cohen, and Pedro Lichtinger. Mr. Burns is the Chairman of the Committee. All of the members of the Compensation Committee qualify as “independent” in accordance with Section 803(A) of the NYSE Amex Company Guide. The Compensation Committee met three times last year. The Compensation Committee oversees our compensation and employee benefit plans and practices, including executive compensation arrangements and incentive plans and awards of stock options under our 2002 Stock Option Plan (“2002 Plan”). The Compensation Committee recommends to the Board of Directors the terms and amount of executive compensation and grants of options to key employees, consultants, and independent contractors. A copy of the Compensation Committee Charter has been posted on our internet website and can be found at www.biotimeinc.com.

Report of the Audit Committee on the Audit of Our Financial Statements

The following is the report of the Audit Committee with respect to BioTime’s audited financial statements for the year ended December 31, 2011. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that BioTime specifically incorporates such information by reference in such filing.

The members of the Audit Committee held discussions with our management and representatives of Rothstein Kass, our independent registered public accountants, concerning the audit of our financial statements for the year ended December 31, 2011. The independent public accountants are responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our auditors also audit our internal control over financial reporting. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of BioTime’s financial statements.

The Audit Committee members reviewed and discussed with management and representatives of the auditors the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. Our auditors also discussed with the Audit Committee the adequacy of BioTime’s internal control over financial reporting.

The Audit Committee members discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Our auditors submitted to the Audit Committee the written disclosures and the letter mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Based on the reviews and discussions referred to above, the Audit Committee unanimously approved the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

The Audit Committee also met on a quarterly basis with the auditors to review and discuss our financial statements for the quarter and the adequacy of internal control over financial reporting.

The Audit Committee:
Arnold I. Burns (Chairman), Abraham E. Cohen, Pedro Lichtinger.

Compensation of Directors

Directors and members of committees of the Board of Directors who are salaried employees of BioTime are entitled to receive compensation as employees but are not compensated for serving as directors or attending meetings of the Board or committees of the Board. All directors are entitled to reimbursements for their out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board.

Each non-employee director, other than the Chairman of the Board of Directors, receives an annual fee of $15,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 20,000 common shares under our 2002 Plan. As Chairman of the Board of Directors, Alfred Kingsley receives an annual fee of $80,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 50,000 common shares under the 2002 Plan. In addition to his compensation as Chairman of the Board, Mr. Kingsley received compensation in the amount of $40,000 from each of five of our subsidiaries for serving as Chairman of the subsidiary. Mr. Kingsley is also eligible to participate in certain health insurance and similar benefit plans that are available to employees of BioTime and its subsidiaries.

The annual fee of cash will be paid, and the stock options granted will vest and become exercisable, in four equal quarterly installments, provided that the director remains a director on the last day of the applicable quarter. The options will expire if not exercised five years from the date of grant.

Directors who serve on the Audit Committee, Nominating and Corporate Governance Committee, the Compensation Committee, or the Science & Technology Committee shall receive, in addition to other fees payable to them as directors, the following annual fees:

•Audit Committee Chairman: $10,000
•Audit Committee Member other than Chairman: $7,000
•Nominating and Corporate Governance Committee Chairman: $7,500

•Nominating and Corporate Governance Committee Member other than Chairman: $5,000
•Compensation Committee Chairman: $7,500
•Compensation Committee Member other than Chairman: $5,000
•Science & Technology Committee Chairman: $20,000
•Science & Technology Committee Member other than Chairman: $5,000

BioTime directors who serve as directors of our subsidiaries are also eligible to receive stock options or to purchase restricted stock under the stock option plans adopted by our subsidiaries. An award to a BioTime director under a subsidiary plan is approved by both the board of directors of the subsidiary and by the BioTime Board of Directors or by the Compensation Committee, without the vote of the director receiving the award. The options granted to our directors during 2011 under our subsidiaries’ stock option plans will expire in seven years from the date of grant.

The following table summarizes certain information concerning the compensation paid during the past fiscal year to each of the current members of the Board who were not our employees on the date the compensation was earned:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash		Option Awards(1)		Total

Neal C. Bradsher	$35,250		$86,969		$122,219
Arnold I. Burns	$48,500		$86,969		$135,469
Abraham E. Cohen	$38,250		$86,969		$125,219
Alfred D. Kingsley	$291,000	(2)	$222,756	(3)	$513,756
Pedro Lichtinger	$38,000		$86,969		$124,969
Andrew C. von Eschenbach, M.D. (4)	$5,750		$64,202		$69,952

(1) During July 2011, our directors who are not salaried employees of BioTime each received an award of stock options entitling them to purchase 20,000 common shares at a fixed price as partial compensation for serving on the Board of Directors for a period of one year, except that Mr. Kingsley received 50,000 stock options as partial compensation for serving in his capacity as Chairman of the Board. The options will vest and become exercisable in equal monthly installments over a one-year period, but must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values. With respect to these options, we used the following variables: stock price of $5.45, exercise price of $5.13, expected term of 5 years, volatility of 109.165%, and a bond equivalent yield discount rate of 2.54%. Options for Dr. Eschenbach were granted on a different date. The variables used for his options differ as follows: stock price of $4.20, exercise price of $4.06, expected term of 5 years, volatility of 103.917%, and a bond equivalent yield discount rate of 0.91%.

(2) During 2011, in addition to $91,000 in director fees, Mr. Kingsley received $40,000 from each of five of our subsidiaries for serving as Chairman of the subsidiary.

(3) In addition to the BioTime options granted to him as director, on March 29, 2011 Mr. Kingsley received 312,500 stock options from LifeMap Sciences, Inc. These options will vest and become exercisable in equal monthly installments over a 42 month period, but must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values. We used the following variables: stock price of $0.08333, exercise price of 0.08333, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%. The estimated fair value of these options amount to $5,332.

(4) Dr. von Eschenbach joined the Board in November 2011.

Executive Officers

Michael West, Robert Peabody, Peter Garcia, Walter Funk and William Tew are our executive officers. Alfred D. Kingsley is an executive officer of five of our subsidiaries but he is not otherwise an executive officer of BioTime. There are no family relationships among our directors or officers.

Robert W. Peabody, CPA, 57, is our Senior Vice-President and Chief Operating Officer. Mr. Peabody also served on an interim basis as our Chief Financial Officer from September 2010 until October 2011. Prior to joining BioTime in October 2007, Mr. Peabody served as Vice-President of Grant Administration for Advanced Cell Technology, Inc., and also served on their board of directors from 1998 to 2006. Prior to joining ACT, Mr. Peabody spent 14 years as a Regional Controller for Ecolab, Inc., a Fortune 500 specialty chemical manufacturer and service company. Mr. Peabody, along with Dr. West, was a co-founder of Geron Corporation of Menlo Park, CA. He has also been an audit manager for Ernst and Young where he was on the audit staff serving the firm's clients whose shares are publicly traded. Mr. Peabody received a Bachelor Degree in Business Administration from the University of Michigan and is a Certified Public Accountant.

Peter S. Garcia, 51, became our Chief Financial Officer during October 2011. Before joining BioTime, Mr. Garcia was the Chief Financial Officer of six biotech and high-tech companies since 1996, and was instrumental in raising over $500 million and leading multiple merger and acquisition transactions for these companies. He was most recently with Marina Biotech, Inc. managing finance and investor relations efforts as well as corporate communications, and IT and facilities functions. From 2004 to 2008, Mr. Garcia was CFO of Nanosys, Inc., a leading nanotechnology company, where he led efforts in raising the largest private nanotechnology company financing in 2005. From 1996 to 2004, Mr. Garcia was CFO of four Bay Area biotech companies: Nuvelo, Inc.; Novacept; IntraBiotics Pharmaceuticals; and Dendreon Corp. From 1990 to 1996, he was a financial executive with Amgen, Inc. during its early days of commercializing therapeutics. Mr. Garcia graduated with honors from Stanford University in 1983 with a Bachelor of Arts degree in economics and sociology. In 1985 he earned his MBA from the University of California Los Angeles with a concentration in Finance and Accounting.

Walter Funk, Ph.D., 52, became our Vice-President of Stem Cell Technology during August 2009. Before joining BioTime, Dr. Funk was a managing director of Parallax Venture Partners, a venture capital firm focused on investing in early stage biotechnology companies. Before co-founding Parallax Venture Partners in 2007, Dr. Funk served for approximately five years as Vice-President of Research of Nuvelo, Inc., a biotechnology and drug development company. Previously, Dr. Funk was Director of DNA Sequencing at Hyseq, Inc., and was a research scientist at Geron Corp. where, among other projects, he detailed descriptions of gene expression patterns in human embryonic stem cells. Dr. Funk received his Ph.D. in Biochemistry from the University of British Columbia.

William P. Tew, Ph.D., 66, was appointed our Chief Commercial Officer in July 2011 and prior to that was Vice President of Business Development of BioTime and our subsidiary OrthoCyte Corporation. Dr. Tew co-founded Glycosan BioSystems in 2006 and served as its President and Chief Executive Officer until it was acquired by our subsidiary OrthoCyte Corporation during March 2011. Dr. Tew has extensive experience in life sciences, biopharmaceuticals, and university technology licensing. He was on the research and teaching faculty at Johns Hopkins University School of Medicine from 1979 to 1983, and served as Associate Provost and Assistant Dean of Technology Licensing from 2000 to 2004. In 1980 Dr. Tew founded Chesapeake Biological Laboratories, where he served as Chairman and Chief Executive Officer for almost two decades, developing and manufacturing bulk pharmaceuticals, parenteral drugs, and medical devices in compliance with FDA and cGMP regulations. He also oversaw the design, validation, and operation of sterile filling and packing facilities and implemented reliable ISO quality-management systems.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of our Compensation Committee are Arnold I. Burns, Abraham E. Cohen, and Pedro Lichtinger, all of whom qualify as “independent” in accordance with Section 803(A) of the NYSE Amex Company Guide. The Compensation Committee will determine or recommend to the Board of Directors the terms and amount of executive compensation and grants of options to key employees, consultants, and independent contractors. Executive officers who also serve on the Board of Directors do not vote on matters pertaining to their own personal compensation.

Compensation Committee Report

The following is the report of the Compensation Committee for the year ended December 31, 2011. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that BioTime specifically incorporates such information by reference in such filing.

We have reviewed and discussed the Compensation Discussion and Analysis in this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in BioTime’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation Committee:

Arnold I. Burns (Chairman), Abraham E. Cohen, Pedro Lichtinger

Compensation Discussion and Analysis

Elements of Executive Compensation

Our compensation policies have been influenced by the need to attract and retain executives with the scientific and management expertise to conduct our research and product development program in a highly competitive industry dominated by larger, more highly capitalized companies. The compensation we provide our executive officers currently has the following primary components:

•	base salary;
•	annual cash bonuses based on corporate and individual performance;
•	long-term incentives in the form of stock options;
•	health insurance; and
•	401(k) plan participation with employer contributions.

In determining compensation for our executive officers, the Compensation Committee considers a variety of factors. For 2011 compensation, the most important factors were:

•	BioTime’s and its subsidiaries’ growth and progress in scientific research;
•	extraordinary performance by an individual during the year;
•	retention concerns;
•	the executive’s tenure and experience;
•	the executive’s historical compensation;
•	market data; and
•	fairness.

In reviewing each executive’s overall compensation, the Compensation Committee considers an aggregate view of base salary and bonus opportunities, previous stock option grants, and the dollar value of benefits and perquisites. Executive compensation is also influenced by the cost of living in the San Francisco Bay Area. These factors have been balanced against our financial position and capital resources. In evaluating the compensation of executive officers, the Compensation Committee considers input from the Chief Executive Officer who is most familiar with their performance.

BioTime is a growing company and our compensation policies are still evolving. In course of BioTime’s growth and integration of newly acquired companies, we may implement new compensation plans and policies and modify existing ones. Accordingly, executive compensation paid during 2011 may or may not be reflective of the compensation that will be paid during subsequent years, except to the extent that the executives receive compensation under employment agreements that continue in effect during those years. In this regard, the Compensation Committee may consider the implementation of performance based bonus programs under which awards would be based upon the attainment of pre-set quantified bench marks or goals. The Compensation Committee may, as permitted by the Compensation Committee Charter, engage the services of an independent executive compensation consulting firm to review our current compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information, and information about trends in executive compensation.

Base Salaries

The minimum base salaries of Michael D. West, our Chief Executive Officer, Robert W. Peabody, our Senior Vice President and Chief Operating Officer, Peter S. Garcia, our Chief Financial Officer, Walter Funk, our Vice President of Stem Cell Technology, and William P. Tew, our Chief Commercial Officer are defined by their respective employment agreements which were approved by the Board of Directors, without the vote of Dr. West in the case of his employment agreement. The base salaries for our executive officers were established based on the scope of their responsibilities and are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in similar businesses of comparable size. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels and to reflect the growth of the company and the increasing responsibilities of the executives.

During the past year three years, BioTime has organized or acquired new subsidiaries through which it is conducting its regenerative medicine and stem cell research business. BioTime also acquired two companies, Cell Targeting, Inc. and Glycosan BioSystems, Inc., the operations and assets of which are being integrated with BioTime and a subsidiary. The organization of BioTime Asia, Limited and LifeMap Sciences, Inc., the acquisition of ES Cell International Pte Ltd., and the acquisition of a controlling interest in CellCure Neurosciences, Ltd. has transformed BioTime into an international company, and has placed greater demands on the time and efforts of Dr. West and Mr. Peabody, including overseas travel in the management and oversight of our offshore companies. During December 2011, the Compensation Committee reviewed the then current base salaries of Dr. West and Mr. Peabody, which had been set at $350,500 and $236,000 during 2011, and the additional compensation of $40,000 and $20,000, respectively, that they received from each of five BioTime subsidiaries. Based on a comparison of those salaries to salaries paid by competing companies, including companies located in the San Francisco Bay area, and increased support of BioTime’s subsidiaries, the Compensation Committee determined that, commencing in 2012, Dr. West will receive a salary increase of $20,000 from each of five BioTime subsidiaries, increasing his total annual base salary from subsidiaries from $200,000 to $300,000, and Mr. Peabody will receive a salary increase of $ $10,000 from each of five subsidiaries, increasing his total annual base salary from subsidiaries from $100,000 to $150,000. The Compensation Committee did not grant Dr. West or Mr. Peabody an increase to their current BioTime base salary.

Bonuses

Bonuses may be earned by each executive officer based upon the achievement of personal goals established in the executive’s employment agreement, or based upon the personal performance of an executive in helping the company or a subsidiary attain its strategic objectives, as determined by the Compensation Committee. Because we are still conducting research and development, and have not attained a level of profitability, the use of performance milestones based upon profit levels and return on equity as the basis for incentive compensation has not been considered appropriate. Instead, the incentive awards in the past have been tied to the achievement of company strategic goals and personal performance. Personal performance is related to the functional responsibility of each executive officer. Important milestones that have been considered by the Compensation Committee or the Board of Directors in determining incentive bonuses or bonus provisions in employment agreements in the past have included (i) procuring additional capital and research grants, (ii) licensing products and technology, (iii) completing specified research and development goals, and (iv) achieving organizational goals such as the acquisition of other businesses and the integration of those businesses into our organization.

Funding for research is critical to our business. Under his employment agreement, Dr. West is entitled to receive an annual bonus equal to the lesser of (A) $65,000 or (B) the sum of 65% of Consulting Fees and 6.5% of Grant Funds we receive during each fiscal year; provided that (x) we obtained the grant that is the source of the Grant Funds during the term of his employment, (y) the grant that is the source of the Grant Funds is not a renewal, extension, modification, or novation of a grant (or a new grant to fund the continuation of a study funded by a prior grant from the same source) obtained by us prior to his employment, and (z) the grant that is the source of the Grant Funds was not obtained by us substantially through the efforts of any consultant or independent contractor compensated by us for obtaining the grant. Grant Funds means money actually paid to us during a fiscal year as a research grant by any federal or state government agency or any not for profit non-government organization, and expressly excludes (1) license fees, (2) royalties, (3) Consulting Fees, (4) capital contributions to us or any of our subsidiaries, or any joint venture of any kind (regardless of the legal entity through which the joint venture is conducted) to which we are a party, and (5) any other payments received by us from a business or commercial enterprise for research and development of products or technology pursuant to a contract or agreement for the commercial development of a product or technology. Consulting Fees means money we receive under a contract that entitles us to receive a cash fee for providing scientific and technical advice to third parties concerning stem cells. During 2011, Dr. West received a bonus of $65,000 based on BioTime’s receipt of Grant Funds from the California Institute of Regenerative Medicine (“CIRM”) and a grant under the United States Qualifying Therapeutic Discovery Project (“QTDP”).

Under his employment agreement, Mr. Peabody is entitled to receive an annual bonus equal to the lesser of (A) $45,000 or (B) the sum of 35% of Consulting Fees and 3.5% of Grant Funds determined on the same basis used to determine the annual bonus under Dr. West’s employment agreement. During 2011, Mr. Peabody received a bonus of $45,000 based on BioTime’s receipt of the CIRM and QTDP Grant Funds.

During 2011, our Chief Executive Officer, Michael D. West, was awarded performance bonuses totaling $200,000. The Compensation Committee took into account Dr. West’s role in BioTime’s growth, including the organization and staffing of new subsidiaries, and our acquisition of Cell Targeting, Inc. and Glycosan BioSystems, Inc. during 2011

Our Senior Vice President and Chief Operating Officer, Robert W. Peabody, was awarded an interim performance bonus of $10,000 and an annual performance bonus of $100,000. The Compensation Committee took into account some of the same factors related to the grant of bonuses to Dr. West, and the fact that Mr. Peabody assumed the additional role of Chief Financial Officer for most of 2011.

During December 2011, the Compensation Committee also awarded an across the board bonus distribution to all BioTime employees in the fixed amount of $1,000 each. Dr. West, Mr. Peabody, Mr. Garcia, Dr. Tew, and Dr. Funk each received $1,000 of the company-wide bonus award.

Stock Option Awards

Stock options are an important part of the compensation packages for BioTime’s employees, directors, and consultants. We strongly believes that attracting and retaining the services of employees, directors, and consultants depends in great measure upon the ability of BioTime and its subsidiaries to provide the kind of incentives that are derived from the ownership of stock and stock options, which are offered by competing pharmaceutical development and bio-technology companies. This is especially true for us and our subsidiaries since the base compensation that we and our subsidiaries offer is often lower than the compensation packages offered by competing companies. For these reasons, five of our subsidiaries adopted stock option plans with the approval of our Board of Directors, including the independent directors. One of our other subsidiaries, CellCure Neurosciences, Ltd., had already adopted its own stock option plan before we acquired our interest in that subsidiary.

Our stock options programs are intended to align the long-term interests of executives with the interests of shareholders by offering potential gains if our stock price increases, and to provide incentives for employees to work towards the long-term success of BioTime and its subsidiaries by using vesting schedules over several years. We use a combination of BioTime stock options and subsidiary stock options. Because of the direct relationship between the value of a BioTime stock option and the increased market price of our common shares after the grant date, we feel that stock options continue to be important to motivate our executive officers and employees to manage BioTime in a manner that is consistent with both the long-term interests of our shareholders and our business objectives.

We believe that having subsidiaries that focus on particular disease therapies or research products will facilitate the optimization of scientific and commercial collaborations, thereby improving the probability that a subsidiary company will eventually become an industry leader. We also believe that high-quality executives are likely to be more attracted to managing subsidiary companies than to heading divisions within a larger company. The organization of our regenerative medicine business into subsidiaries has also facilitated our ability to obtain financing for our regenerative medicine programs. We believe that granting stock options in a subsidiary company provides incentives for executives and other employees to work towards the long-term success of that subsidiary so that it can grow to become a self-sufficient, “stand alone” company, at which time holders of stock in the subsidiary may realize value for their subsidiary shares.

The stock option plans of BioTime and its subsidiaries also permit the sale of restricted stock in lieu of granting stock options. Although we have not sold restricted stock to executives, we may do so in the future. The ownership of restricted stock requires the executive to make a current financial commitment to the company, which we believe may strengthen the executive’s ties to the company, especially in the case of a subsidiary where no public market exists for its common stock. The purchase of restricted stock may also offer long-term tax advantages to the executives.

The BioTime stock options held by our executive officers whose names appear in the compensation tables in this proxy statement were granted under the terms of their respective employment agreements. The boards of directors of certain BioTime subsidiaries, with the approval of the BioTime Board of Directors, including those directors who are “independent” under the rules of the NYSE Amex, approved the grant of options to Dr. West, Mr. Peabody, Mr. Garcia, Dr. Funk and Dr. Tew during 2011 in the amounts disclosed under the “Grants of Plan-Based Awards” table in this proxy statement. Guidelines for executive equity grants are not based on a formula but take into account each executive’s position, responsibilities, performance and contribution to the achievement of the subsidiary’s long-term goals, and the capitalization of the subsidiary.

Severance and Change of Control Payments

The employment agreements of our executive officers contain provisions entitling them to severance benefits in the event that their employment is terminated by us or following a “Change of Control” of BioTime.

If we terminate Dr. West’s or Mr. Peabody’s employment without “cause” as defined in their respective employment agreements the terminated executive will be entitled to severance benefits, consisting of payment of six months base salary, and 50% of his then unvested BioTime stock options will vest. However, if a termination of the executive’s employment without “cause” occurs within twelve months following a “Change of Control,” he will be entitled to twelve months base salary, and 100% of his then unvested BioTime options will vest.

If we terminate Mr. Garcia’s employment without “cause” as defined in his employment agreement, he will be entitled to severance benefits consisting of payment of three months base salary if terminated within the first 12 months of employment, or six months base salary if terminated after 12 months of employment, either of which may be paid in a lump sum or, at the election of the BioTime, in installments consistent with the payment of his salary while employed by the BioTime, and 50% of his then unvested BioTime stock options will vest if he has been employed by BioTime for at least 12 months. However, if a termination of the Mr. Garcia’s employment without “cause” occurs within twelve months following a “Change of Control,” he will be entitled to twelve months base salary, and 100% of his then unvested BioTime options will vest.

If we terminate Dr. Funk’s employment without “cause” as defined in his employment agreement, he will be entitled to severance benefits consisting of payment of three months base salary, which may be paid in a lump sum or, at BioTime’s election, in installments consistent with the payment of his salary during his employment, and 50% of his then unvested BioTime options will vest. However, if a termination of Dr. Funk’s employment without “cause” occurs within twelve months following a “Change of Control,” then he will be entitled to a lump sum payment of three months base salary and 100% of his then unvested BioTime options will vest.

If we terminate Dr. Tew’s employment without “cause” as defined in his employment agreement, he will be entitled to severance benefits consisting of payment of three months base salary plus the cost of terminating any housing lease if terminated within the first 12 months of employment, or six months base salary if terminated after 12 months of employment, either of which may be paid in a lump sum or, at the election of BioTime, in installments consistent with the payment of his salary while employed by BioTime.

In order to receive the severance benefits, the executive must execute a general release of all claims against BioTime and must return all BioTime property in the executive’s possession.

“Change of Control” means (A) the acquisition of our voting securities by a person or an Affiliated Group entitling the holder to elect a majority of our directors; provided, that an increase in the amount of voting securities held by a person or Affiliated Group who on the date of the Employment Agreement beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of our voting securities shall not constitute a Change of Control; and provided, further, that an acquisition of voting securities by one or more persons acting as an underwriter in connection with a sale or distribution of voting securities shall not constitute a Change of Control, (B) the sale of all or substantially all of our assets; or (C) a merger or consolidation in which we merge or consolidate into another corporation or entity in which our shareholders immediately before the merger or consolidation do not own, in the aggregate, voting securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity). A Change of Control shall not be deemed to have occurred if all of the persons acquiring our voting securities or assets, or merging or consolidating with us, are one or more of our direct or indirect subsidiaries or parent corporations. "Affiliated Group" means (A) a person and one or more other persons in control of, controlled by, or under common control with, such person; and (B) two or more persons who, by written agreement among them, act in concert to acquire voting securities entitling them to elect a majority of our directors. “Person” includes both people and entities.

The following tables show certain information relating to the compensation of our Chief Executive Officer and our Chief Financial Officer, and our Senior Vice-President and Chief Operating Officer, Vice President of Stem Cell Technology, and Chief Commercial Officer who were our only other executive officers whose compensation exceeded $100,000 during 2011, who are collectively referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus		Option Awards(1)		All other compensation		Total

Michael D. West	2011	$560,500	$266,000	(2)	$10,664	(3)	$19,038	(5)	$856,202
Chief Executive Officer	2010	$350,000	$215,750	(2)	$6,978	(4)	$16,500	(5)	$589,228
	2009	$258,333	$87,917	(2)	—		$24,250	(5)	$370,500

Robert W. Peabody	2011	$336,900	$156,000	(2)	$5,332	(7)	$12,467	(9)	$510,699
Senior Vice-President,	2010	$230,000	$105,750	(2)	$3,489	(8)	$11,500	(9)	$350,739
Chief Operating Officer	2009	$165,833	$58,500	(2)	—		$11,217	(9)	$235,550
and Chief Financial
Officer (6)

Peter S. Garcia	2011	$81,000	$6,000		$703,204	(10)	$3,475	(12)	$793,679
Chief Financial Officer(10)

Walter Funk	2011	$154,500	$1,000		$0.00	(11)	—		$155,500
Vice-President of Stem	2010	$150,000	$2,750		—		—		$152,750
Cell Technology	2009	$62,500	$2,250		$932, 525	(11)	—		$997,275

William Tew	2011	$145,000	$26,000		$177,078	(13)	$7,300	(12)	$355,378
Chief Commercial
Officer(13)

(1) The options must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of BioTime stock options. With respect to the options granted in 2010 by our subsidiaries, we used the following variables: OncoCyte Corporation--stock price of $0.08, exercise price of $0.67, expected term of 10 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%; OrthoCyte Corporation--stock price of $0.05, exercise price of $0.05, expected term of 10 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%; ReCyte Therapeutics, Inc.--stock price of $0.09, exercise price of $2.05, expected term of 10 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%;BioTime Asia, Limited--stock price of $0.0000001, exercise price of $0.01, expected term of 10 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%. For subsidiary options granted in 2011, refer to footnotes (7) and (10) to this table below.

(2) As a result of receiving a research grant from the California Institute of Regenerative Medicine, Dr. West and Mr. Peabody earned bonuses of $65,000 and $45,000, respectively, during 2011 and in 2010, and $37,917 and $26,250, respectively, during 2009 under the terms of their employment agreements. During December, 2011, 2010 and 2009, respectively, the following annual incentive bonuses were awarded to the executives named in the table: to Dr. West $200,000 in 2011, $75,000 in 2010 and $50,000 in 2009; to Mr. Peabody $100,000 in 2011, $50,000 in 2010 and $30,000 in 2009; to Mr. Garcia $5,000 in 2011; and to Dr. Funk $2,000 in 2010 and $2,250 in 2009. An annual bonus may be earned by each executive officer based upon the performance of the executive, as determined by the Board of Directors upon recommendation of the Compensation Committee. Supplemental incentive bonuses in the amount of $10,000 were awarded to Mr. Peabody in March 2011, $75,000 to Dr. West in July 2010, and $10,000 to Mr. Peabody in June 2010. As part of company-wide bonus awards, Dr. West, Mr. Peabody, Mr. Garcia, Dr. Funk and Dr. Tew also each received $1,000 in 2011, and Dr. West, Mr. Peabody and Dr. Funk each received $750 in 2010.

(3) During March 2011, Dr. West received 625,000 stock options from LifeMap Sciences, Inc. These options will vest and become exercisable in equal monthly installments over a 42 month period, but must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values. We used the following variables: stock price of $0.08333, exercise price of 0.08333, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%.

(4) During December 2010, Dr. West received the following stock options under the stock option plans of certain of our subsidiaries: 500,000 options from ReCyte Therapeutics, Inc.; 500,000 options from OncoCyte Corporation; 500,000 options from OrthoCyte Corporation; and 200 options from BioTime Asia, Limited. Each option has an exercise price not less than the fair market value of the subsidiary common stock on the date of grant as determined by the subsidiary board of directors based on an independent valuation. The options vested and became exercisable in equal quarterly installments on the last day of each calendar quarter over a four-year period.

(5) During 2011, 2010, and 2009, Dr. West received other compensation that included a $1,000 per month car allowance and employer contributions of $7,038, $4,500, and $12,250, respectively, to his 401(k) plan.

(6) Mr. Peabody served as our Chief Financial Officer on an interim basis from September 2010 to October 2011.

(7) During March 2011, Mr. Peabody received 321,500 stock options from LifeMap Sciences, Inc. These options will vest and become exercisable in equal monthly installments over a 42 month period, but must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values. We used the following variables: stock price of $0.08333, exercise price of 0.08333, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%.

(8) During December 2010, Mr. Peabody received the following stock options under the stock option plans of certain of our subsidiaries: 250,000 options from ReCyte Therapeutics, Inc; 250,000 options from OncoCyte Corporation; 250,000 options from OrthoCyte Corporation; and 100 options from BioTime Asia, Limited. Each option has an exercise price not less than the fair market value of the subsidiary common stock on the date of grant as determined by the subsidiary board of directors based on an independent valuation. The options vested and became exercisable in equal quarterly installments on the last day of each calendar quarter over a four-year period.

(9) During 2011, 2010 and 2009, Mr. Peabody received other compensation consisting of employer contributions of $12,467, $11,500, and $11,217, respectively, to his 401(k) plan.

(10) Mr. Garcia became our Chief Financial Officer in October 2011 and received stock option awards under of 2002 Plan and the stock option plans of certain of our subsidiaries as follows: 200,000 options from BioTime; 50,000 options from OncoCyte Corporation; 50,000 options from OrthoCyte Corporation; and 50,000 options from ReCyte Therapeutics, Inc. We use the Black-Scholes-Merton Pricing Model to compute option fair values. With respect to the subsidiary options granted, we used the following variables: OncoCyte Corporation--stock price of $0.08, exercise price of $1.00, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 1.55%; OrthoCyte Corporation--stock price of $0.05, exercise price of $0.08, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 1.33%; ReCyte Therapeutics, Inc.--stock price of $0.09, exercise price of $2.05, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 1.33%.

(11) Dr. Funk became our Vice-President of Stem Cell Research in August 2009 and received an award of stock options entitling him to purchase 275,000 common shares at a fixed price. In 2011, he was awarded 10,000 stock options from OncoCyte Corporation at a fixed price. All options will vest and become exercisable in equal monthly installments over a four-year period, but must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values. With respect to the OncoCyte Corporation options granted, we used the following variables: stock price of $0.08, exercise price of $1.00, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 1.55%.

(12) During 2011, other compensation for Mr. Garcia and Dr. Tew consist entirely of employer contributions to their 401(k) plans.

(13) Dr. Tew became the Vice President of Business Development of OrthoCyte Corporation in March 2011 and was subsequently promoted to Chief Commercial Officer of BioTime in June 2011. He received stock option awards entitling him to purchase 25,000 options from BioTime and 200,000 options from OrthoCyte Corporation in March 2011. The OrthoCyte Corporation options were subsequently canceled and BioTime granted him 3,850 additional BioTime options in October 2011. We use the Black-Scholes-Merton Pricing Model to compute option fair values.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options granted by BioTime under the 2002 Plan, and options granted by our subsidiaries under their stock option plans (as footnoted below) to our Named Executive Officers during the year ended December 31, 2011.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Michael D. West	03/29/11	625,000	(7)	$0.08333	$0.00

Robert W. Peabody	03/29/11	321,500	(7)	$0.08333	$0.00

Walter Funk	12/01/11	10,000	(4)	$1.00	$0.00

Peter S. Garcia(9)	10/03/11	200,000	(8)	$4.17	$703,204
	10/03/11	50,000	(4)	$1.00	$0.00
	10/03/11	50,000	(5)	$0.08	$0.00
	10/03/11	50,000	(6)	$2.05	$0.00

William P. Tew(10)	03/21/11	25,000	(8)	$7.47	$163,524
	10/04/11	3,850	(8)	$4.17	$13,554
	12/01/11	10,000	(4)	$1.00	$0.00

(1)
All of the stock options have seven-year terms. Each of the subsidiary stock options reported in this table vests in equal quarterly installments over four year from the grant date, except that the LifeMap Sciences stock options vest over 42 months from the date of grant.

(2)	Fair market values of subsidiary stock were determined by the respective boards of directors of the subsidiaries based on independent valuations or other factors.

(3)
The options must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values.

(4)
Options granted under OncoCyte Corporation 2010 Stock Option Plan. With respect to the options granted to Mr. Garcia, we used the following variables; stock price of $0.08, exercise price of $1.00 expected term of 7 years, volatility of 1%, and a bond equivalent yield discount rate of 1.33%. With respect to options granted to Dr. Funk and Dr. Tew, we used the following variables; stock price of $0.08, exercise price of $1.00 expected term of 7 years, volatility of 1%, and a bond equivalent yield discount rate of 1.55%.

(5)
Options granted under OrthoCyte Corporation 2010 Stock Option Plan. With respect to these options, we used the following variables: stock price of $0.05, exercise price of $0.08, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 1.33

(6)
Options granted under ReCyte Therapeutics, Inc. 2010 Stock Option Plan. With respect to these options, we used the following variables: stock price of $0.09, exercise price of $2.05, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 1.33

(7)
Options granted under LifeMap Sciences, Inc. 2011 Stock Option Plan. With respect to these options, we used the following variables: stock price of $0.08333, exercise price of $0.08333, expected term of 7 years, volatility of 1.0%, and a bond equivalent yield discount rate of 3.3%.

(8)	Options granted under BioTime, Inc. 2002 Stock Option Plan

(9)	Mr. Garcia became our Chief Financial Officer in October 2011

(10)	Dr. Tew became our Vice President of Business Development in March 2011 and was promoted to Chief Commercial Officer in June 2011

Stock Options Outstanding at Year End

The following table summarizes certain information concerning BioTime stock options and options to purchase common stock or ordinary shares in certain BioTime subsidiaries granted under the subsidiary stock option plans (as footnoted below), and held as of December 31, 2011 by our Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

BioTime Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option	Option
	Options		Options	Exercise	Expiration
Name	Exercisable		Unexercisable	Price	Date

Michael West	20,000	(1)	-	$0.74	June 1, 2014
	1,220,400	(2)	250,000	$0.50	October 9, 2014
	125,000	(3)	375,000	$0.67	December 28, 2020
	125,000	(4)	375,000	$0.05	December 28, 2020
	125,000	(5)	375,000	$2.05	December 28, 2020
	50	(6)	150	$0.01	December 28, 2020
	148,8009	(7)	476,191	$0.08333	March 28, 2018

Robert W. Peabody	416,650	(8)	83,350	$0.50	October 9, 2014
	62,500	(9)	187,500	$0.67	December 28, 2020
	62,500	(10)	187,500	$0.05	December 28, 2020
	62,500	(11)	187,500	$2.05	December 28, 2020
	25	(12)	75	$0.01	December 28, 2020
	74,404	(13)	247,096	$0.08333	March 28, 2018

Walter Funk	160,416	(14)	114,584	$3.46	August 3, 2016
	0	(15)	10,000	$1.00	November 30, 2018

Peter S. Garcia	8,333	(16)	191,667	$4.17	October 2, 2018
	2,083	(17)	47,917	$1.00	November 30, 2018
	2,083	(18)	47,917	$0.08	November 30, 2018
	2,083	(19)	47,917	$2.05	November 30, 2018

William P. Tew	4,687	(20)	20,313	$7.47	March 20, 2018
	160	(21)	3,690	$4.17	October 3, 2018
	0	(22)	10,000	$1.00	November 30, 2018

(1) These options were granted under the BioTime 2002 Plan during Dr. West’s service as a non-employee director, and were all fully vested and exercisable as of December 31, 2009.

(2) These options were granted under the BioTime 2002 Plan and become exercisable at the rate of 25,000 common shares per month during the term of Dr. West’s employment.

(3) These options were granted under the OncoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 31,250 shares per calendar quarter provided that Dr. West remains an employee or director of OncoCyte or BioTime at the end of the applicable quarter.

(4) These options were granted under the OrthoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 31,250 shares per calendar quarter provided that Dr. West remains an employee or director of OrthoCyte or BioTime at the end of the applicable quarter.

(5) These options were granted under the ReCyte Therapeutics, Inc. 2010 Stock Option Plan and become exercisable at the rate of 31,250 shares per calendar quarter provided that Dr. West remains an employee or director of ReCyte Therapeutics or BioTime at the end of the applicable quarter.

(6) These options were granted under the BioTime Asia, Limited 2010 Stock Option Plan and become exercisable at the rate of 13 shares per calendar quarter provided that Dr. West remains an employee or director of BioTime Asia or BioTime at the end of the applicable quarter.

(7) These options were granted under the LifeMap Science, Inc. 2011 Stock Option Plan and become exercisable at the rate of 14,880 shares per calendar month provided that Dr. West remains an employee or director of LifeMap Sciences, Inc. or BioTime at the end of the applicable month.

(8) These options were granted under the BioTime 2002 Plan and become exercisable at the rate of 8,333 common shares per month during the term of Mr. Peabody’s employment.

(9) These options to were granted under the OncoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 15,625 shares per calendar quarter provided that Mr. Peabody remains an employee or director of OncoCyte or BioTime at the end of the applicable quarter.

(10) These options were granted under the OrthoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 15,625 shares per calendar quarter provided that Mr. Peabody remains an employee or director of OrthoCyte or BioTime at the end of the applicable quarter.

(11) These options were granted under the ReCyte Therapeutics, Inc. 2010 Stock Option Plan and become exercisable at the rate of 15,625 shares per calendar quarter provided that Mr. Peabody remains an employee or director of ReCyte Therapeutics or BioTime at the end of the applicable quarter.

(12) These options were granted under the BioTime Asia, Limited 2010 Stock Option Plan and become exercisable at the rate of 6 shares per calendar quarter provided that Mr. Peabody remains an employee or director of BioTime Asia or BioTime at the end of the applicable quarter.

(13) These options were granted under the LifeMap Science, Inc. 2011 Stock Option Plan and become exercisable at the rate of 7,440 shares per calendar month provided that Mr. Peabody remains an employee or director of LifeMap Sciences, Inc. or BioTime at the end of the applicable month.

 (14) These options were granted under the BioTime 2002 Plan and become exercisable at the rate of 5,729 common shares per month during the term of Dr. Funk’s employment.

(15) These options were granted under the OncoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 208 shares per calendar month provided that Dr. Funk remains an employee of BioTime at the end of the applicable month.

(16) These options were granted under the BioTime 2002 Plan and become exercisable at the rate of 4,166 common shares per calendar month during the term of Mr. Garcia’s employment.

(17) These options were granted under the OncoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 1,041 shares per calendar month provided that Mr. Garcia remains an employee of BioTime at the end of the applicable month.

(18) These options were granted under the OrthoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 1,041 shares per calendar month provided that Mr. Garcia remains an employee of BioTime at the end of the applicable month.

(19) These options were granted under the ReCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 1,041 shares per calendar month provided that Mr. Garcia remains an employee of BioTime at the end of the applicable month.

(20) These options were granted under the BioTime 2002 Plan and become exercisable at the rate of 520 common shares per calendar month during the term of Dr. Tew’s employment.

(21) These options were granted under the BioTime 2002 Plan and become exercisable at the rate of 80 common shares per calendar month during the term of Dr. Tew’s employment.

(22) These options were granted under the OncoCyte Corporation 2010 Stock Option Plan and become exercisable at the rate of 208 shares per calendar month provided that Dr. Tew remains an employee of BioTime at the end of the applicable month.

Option Exercises and Stock Awards Vested in 2011

The following table includes certain information with respect to BioTime stock options exercised by our Named Executive Officers during the year ended December 31, 2011.

Option Awards
	Number of	Value
	Shares Acquired	Realized on
	On Exercise	Exercise
Name	(#)	($)
Michael D. West	49,600	$421,232
Robert W. Peabody	-	$-
Walter Funk	-	$-
Peter S. Garcia	-	$-
William P. Tew	-	$-

Potential Payments Upon Termination or Change in Control

As discussed above, under the terms of their employment agreements, certain BioTime executive officers may receive severance payments upon termination of their employment without “cause” or following a “Change of Control” of BioTime. The table below summarizes the potential severance payments under the individual employment agreements for those executive officers if a termination without “cause” or a Change of Control event occurred on December 31, 2011:

		Before Change in Control Termination w/o Cause	After Change of Control Termination w/o Cause
Officer and Position	Benefit	(1)
Michael D. West, Chief Executive Officer	Cash Payment(1)	$180,250	$360,500
	Option Vesting(2)	$663,750	$1,327,500

Robert W. Peabody, Senior Vice President and	Cash Payment(1)	$118,450	$236,900
Chief Operating Officer	Option Vesting(2)	$221,249	$442,498

Walter Funk, Vice-President of	Cash Payment (1)	$38,625	$38,625
Stem Cell Technology	Option Vesting(2)	$134,636	$269,272

Peter S. Garcia, Chief Financial Officer	Cash Payment (1)	$81,000	$324,000
	Option Vesting(2)	$313,334	$626,667

William P. Tew, Chief Commercial Officer	Cash Payment t(1)	$52,500	$52,500
	Option Vesting(2)	$0	$0

(1)	Amounts represent lump sum severance payments that could be paid to the executive officer under such executive’s employment agreement as of December 31, 2011.

(2)	Amounts represent an estimate of the intrinsic value of options that would become fully vested and exercisable based on a market value of $5.81 per common share as of December 31, 2011.

Other Compensation Plans

We do not have any pension plans, defined benefit plans, or non-qualified deferred compensation plans. We do make contributions to 401(k) plans for participating executive officers and other employees.

Consideration of Shareholder Advisory Vote on Executive Compensation.

The results of our last advisory vote on executive compensation showed that 99% of the shares that voted approved the compensation we provided to our “Named Executive Officers” during 2010. Our Compensation Committee is pleased that our shareholders have express satisfaction with the Committee’s compensation decisions. The compensation policies applied by the Compensation Committee in determining the compensation of our executive officers during 2011 were consistent with those applied in setting the compensation amounts for 2010 that were approved by our shareholders’ advisory vote last year.

Risk Considerations and Recoupment Policies

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking. Our executive compensation arrangements include a fixed salary that provides a steady income so that executives do not feel pressured to focus exclusively on stock price performance or short term financial targets to the detriment of our long-term operational and strategic objectives. We supplement fixed salaries with discretionary bonus awards based on the executive’s performance as well as the performance of BioTime and its subsidiaries, and bonus awards based on BioTime’s receipt of research grant funding. The stock options that we have granted to our executive officers under the 2002 Plan vest over four to five years, assuring that the executives take a long-term perspective in viewing their equity ownership.

Because BioTime has not adopted compensation plans, or made incentive awards, based on quantified financial performance measures, we have not adopted specific policies regarding the adjustment or recovery of awards or payments if the relevant performance measures are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. We may adopt such policies, however, if we adopt incentive compensation plans or grant incentive bonuses based on financial performance measures.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that a company can deduct in any one year for compensation paid to its chief executive officer and the three most highly-compensated executive officers employed by the company at the end of the year, other than the company’s chief financial officer. The $1 million deduction limit does not apply to compensation that is performance-based and provided under a shareholder-approved plan. The Compensation Committee has never awarded cash compensation, in the form of salary and bonuses, in excess of the $1 million limit. BioTime’s stock option awards are designed to qualify for tax deductibility. Notwithstanding the foregoing, we may elect to pay compensation to executive officers that may not be fully deductible if we believe that is necessary to attract, retain and reward high-performing executives.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of April 27, 2012 concerning beneficial ownership of common shares by each shareholder known by us to be the beneficial owner of 5% or more of our common shares. Information concerning certain beneficial owners of more than 5% of the common shares is based upon information disclosed by such owners in their reports on Schedule 13D or Schedule 13G.

Security Ownership of Certain Beneficial Owners

	Number of Shares	Percent of Total

Alfred D. Kingsley (1)	10,380,772	20.6%
Greenbelt Corp.
Greenway Partners, L.P.
150 E. 57th Street
New York, NY 10022

Neal C. Bradsher (2)	8,375,300	16.6%
Broadwood Partners, L.P.
Broadwood Capital, Inc.
724 Fifth Avenue, 9th Floor
New York, NY 10019

George Karfunkel	4,997,217	9.9%
126 East 56th St.
New York, NY 10022

___________________________

(1) Includes 1,970,505 shares presently owned by Greenbelt Corp, 770,373 shares owned by Greenway Partners, L.P., 7,502,394 shares owned solely by Alfred D. Kingsley, and 137,500 shares that may be acquired by Mr. Kingsley upon the exercise of certain stock options. Excludes 12,500 shares that may be acquired by Mr. Kingsley upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days. Mr. Kingsley controls Greenbelt Corp. and Greenway Partners, L.P. and may be deemed to beneficially own the shares that Greenbelt Corp. and Greenway Partners, L.P. own.

(2) Includes 8,277,392 shares owned by Broadwood Partners, L.P. 42,908 shares owned by Neal C. Bradsher, and 55,000 shares that may be acquired upon the exercise of certain stock options. Excludes 5,000 shares that may be acquired by Mr. Bradsher upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., and Mr. Bradsher is the President of Broadwood Capital, Inc. Mr. Bradsher and Broadwood Capital, Inc. may be deemed to beneficially own the shares that Broadwood Partners, L.P. owns.

Security Ownership of Management

The following table sets forth information as of April 27, 2012 concerning beneficial ownership of common shares by each member of the Board of Directors, certain executive officers, and all officers and directors as a group.

	Number of Shares	Percent of Total

Alfred D. Kingsley (1)	10,380,772	20.6%

Neal C. Bradsher (2)	8,375,300	16.6%

Michael D. West (3)	1,470,000	2.8%

Judith Segall	594,645	1.2%

Robert W. Peabody (4)	472,067	*

Walter Funk (5)	194,792	*

William P. Tew (11)	84,826	*

Arnold I. Burns (6)	70,000	*

Abraham E. Cohen (7)	65,000	*

Pedro Lichtinger (8)	61,250	*

Peter S. Garcia (9)	40,333	*

Andrew C. von Eschenbach (10)	10,000	*

All officers and directors as a group (12 persons) (12)	21,818,985	41.3%

* Less than 1%

(1) Includes 1,970,505 shares presently owned by Greenbelt Corp, 770,373 shares owned by Greenway Partners, L.P., 7,502,394 shares owned solely by Alfred D. Kingsley, and 137,500 shares that may be acquired by Mr. Kingsley upon the exercise of certain stock options. Excludes 12,500 shares that may be acquired by Mr. Kingsley upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days. Mr. Kingsley controls Greenbelt Corp. and Greenway Partners, L.P. and may be deemed to beneficially own the shares that Greenbelt Corp. and Greenway Partners, L.P. own.

(2) Includes 8,277,392 shares owned by Broadwood Partners, L.P. 42,908 shares owned by Neal C. Bradsher, and 55,000 shares that may be acquired upon the exercise of certain stock options. Excludes 5,000 shares that may be acquired by Mr. Bradsher upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., and Mr. Bradsher is the President of Broadwood Capital, Inc. Mr. Bradsher and Broadwood Capital, Inc. may be deemed to beneficially own the shares that Broadwood Partners, L.P. owns.

(3) Includes 1,370,400 shares that may be acquired upon the exercise of certain stock options that are presently exercisable or that may become exercisable within 60 days. Excludes 100,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(4) Includes 466,667 shares that may be acquired upon the exercise of certain stock options that are presently exercisable or that may become exercisable within 60 days. Excludes 33,333 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(5) Includes 194,792 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days. Excludes 80,208 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(6) Includes 55,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days. Excludes 5,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(7) Includes 55,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days. Excludes 5,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(8) Includes 55,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days. Excludes 5,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(9) Includes 33,333 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days. Excludes 166,667 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

 (10) Includes 10,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days. Excludes 10,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

 (11) Includes 8,454 shares that may be acquired upon the exercise of certain options and 29,247 shares that may be acquired upon the exercise of certain warrants that are presently exercisable or that may become exercisable within 60 days. Excludes 20,396 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(12) Includes 2,441,146 shares that may be acquired upon the exercise of certain options and 29,247 shares that may be acquired upon the exercise of certain warrants that are presently exercisable or that may become exercisable within 60 days. Excludes certain shares that may be acquired upon the exercise of certain options that are not presently exercisable and will not become exercisable within 60 days.

Certain Relationships and Related Transactions

Certain Transactions

During April 1998, we entered into a financial advisory services agreement with Greenbelt Corp., a corporation controlled by Alfred D. Kingsley and Gary K. Duberstein, who are also BioTime shareholders. Until 2009, the agreement was renewed annually. For the 2008 calendar year, we agreed to pay Greenbelt $135,000 in cash and to issue 300,000 common shares. Greenbelt permitted us to defer paying the entire $135,000 cash fee until January 2009. In return for allowing the deferral, we issued Greenbelt an additional 60,000 common shares during January 2009. Greenbelt and BioTime agreed to terminate their agreement effective June 30, 2009, in connection with Alfred D. Kingsley joining the BioTime Board of Directors, and BioTime agreed to pay Greenbelt $90,000 for services rendered from January 1 through June 30, 2009. We have agreed to file a registration statement, at our expense, to register Greenbelt’s shares for sale under the Securities Act, upon Greenbelt’s request. We also agreed to indemnify Greenbelt and its officers, affiliates, employees, agents, assignees, and controlling person from any liabilities arising out of or in connection with actions taken on our behalf under the agreement.

During April 2006, we entered into our Credit Agreement with Alfred D. Kingsley, Cyndel & Co., Inc., and George Karfunkel, under which we could borrow up to $500,000 for working capital purposes at an interest rate of 10% per annum. In consideration for making the line of credit available, we issued to the lenders a total of 99,999 common shares.

In October 2007, the Credit Agreement was amended to increase the line of credit to $1,000,000, to increase the interest rate to 12% per annum, and to extend the maturity date to April 30, 2008. The loan payable to Cyndel & Co., Inc. was paid in full, and Broadwood Partners, L.P. joined the lender group. In consideration for extending the maturity date of the new line of credit, we issued to the lenders a total of 200,000 common shares.

The Credit Agreement was amended again during March and November of 2008 when additional lenders, including Greenway Partners, L.P., joined the lender group, and the amount of the line of credit was increased and the maturity date was extended. A subsequent amendment to the Credit Agreement during April 2009 extended the maturity date of the line of credit to December 1, 2009.

On November 15, 2008, George Karfunkel exercised his option to convert his loan in the amount of $250,000 and related interest accrued in the amount of $16,025 to BioTime common shares in accordance with the terms of the Credit Agreement. Mr. Karfunkel made a new loan in the amount of $500,000 under the Credit Agreement during 2009.

Under the Credit Agreement, we issued common shares to all lenders who agreed to provide loans and to extend the maturity date of their outstanding loans. From January 1, 2007 through April 15, 2009, we issued 230,348 common shares to Broadwood Partners, L.P., 117,243 common shares to Alfred D. Kingsley, 77,405 common shares to Greenway Partners, L.P., 6,144 common shares to Greenbelt Corp., and 396,502 common shares to George Karfunkel under the Credit Agreement.

During August 2009, we completed an exchange offer with the lenders under our Credit Agreement, through which we issued 1,989,515 common shares and 100,482 common share purchase warrants, and we paid $294,351 in interest, to lenders in exchange for $3,349,259 of Credit Agreement promissory notes. The warrants issued in the exchange offer were exercisable at a price of $2.00 per share, subject to adjustment under the terms of a warrant agreement governing the warrants, and expired on October 31, 2010.

The following table shows the largest principal amount of our indebtedness under the Credit Agreement to certain shareholders and the total amount of interest incurred on their loans during 2009. All interest accrued during 2009 was paid during 2009. In addition, under the terms of the exchange offer, we paid interest that would have accrued had the promissory notes been held until the December 1, 2009 maturity date.

Name	Principal Amount of Loan	Interest
	2009	2009
Alfred D. Kingsley	$250,000	$18,833
Greenbelt Corp.	$100,000	$7,533
Greenway Partners, L.P.	$204,154	$15,380
Broadwood Partners, L.P.	$1,025,000	$77,217
George Karfunkel	$500,000	$49,833

The following table shows the number of common shares and warrants issued to certain shareholders in exchange for their Credit Agreement promissory notes:

Name	Number of Shares	Number of Warrants	Amount of Notes Exchanged
Alfred D. Kingsley	166,667	7,500	$250,000
Greenbelt Corp.	57,143	3,000	$100,000
Greenway Partners, L.P.	136,103	6,125	$204,167
Broadwood Partners, L.P.	638,096	30,750	$1,025,000
George Karfunkel	285,715	15,000	$500,000

During May and July 2009, we sold 2,200,000 common shares and 2,200,000 stock purchase warrants to Broadwood Partners, L.P. for $4,000,000, and we concurrently sold a like number of shares and warrants at the same price to George Karfunkel. The warrants entitled Broadwood Partners and Mr. Karfunkel to purchase common shares at an exercise price of $2.00 per share. Subsequently, during 2010, we offered Broadwood Partners and Mr. Karfunkel along with all other holders of all of our warrants having an exercise price of $2.00 per share and an expiration date of October 31, 2010 the opportunity to exercise those warrants at a discounted price of $1.818 per share. Broadwood Partners and Mr. Karfunkel exercised their warrants at the discounted exercise price. We have filed a registration statement to register the shares issued to Broadwood Partners and Mr. Karfunkel for sale under the Securities Act.

Since July 1 2009, Alfred Kingsley has made available to us the use of approximately 900 square feet of office space in New York City. We pay the office building owner $5,050 per month for the use of the space.

During October and December, 2009, our subsidiary, OncoCyte Corporation raised $4,000,000 through the sale of 6,000,000 shares of its common stock, no par value, to George Karfunkel and his son Bernard Karfunkel, who now hold 24.7% of the outstanding shares of OncoCyte.

Approval by the Board of Directors and Audit Committee

We did not have a sufficient number of independent directors to serve on our Audit Committee from October 2007 until August 2009, and during that time period all transactions between us and our officers, directors, and shareholders who beneficially own 5% or more of our outstanding common shares, including the transactions described above, were reviewed directly by the Board, and the Board determined whether to approve or withhold approval of each transaction. When the transactions described above were approved by the Board of Directors as whole, any director who was a party to the transaction or who had a financial interest in the transaction through an affiliate did not vote on the matter.

The Board applied such criteria as it determined to be appropriate in connection with its evaluation of each proposed transaction on a transaction by transaction basis, and did not have any written guidelines, other than our Code of Ethics, governing the Board’s exercise of its discretion. The directors considered such factors as they deemed relevant to the particular transaction, including prevailing conditions in the capital markets, the prices at which our common shares and warrants traded in the market, the immediacy of our need for capital, the terms and conditions of the transaction, alternative sources of financing that may have been available from third parties, and the terms available from other parties. For example, participation in loans under our Credit Agreement was made available to the beneficial owners of more than 5% of our common shares on the same terms as unaffiliated private investors. Similarly, during 2009 we agreed to sell common shares and warrants to Broadwood Partners, L.P. on the same terms as George Karfunkel, who at the time beneficially owned less than 5% of our common share. During 2010 we offered Broadwood Partners and Mr. Karfunkel the opportunity to exercise their warrants at a discounted price of $1.818 per share along with all other holders of all of our warrants having an exercise price of $2.00 per share and an expiration date of October 31, 2010 which were listed for public trading on the NYSE Amex.

During April 2011, we adopted a Related Person Transaction Policy that will apply to transactions exceeding $120,000 in which any of our officers, directors, beneficial owners of more than 5% of our common shares, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy (a “Related Party Transaction”). A Related Party Transaction must be reported to our outside legal counsel, our Chief Operating Officer, and our Chief Financial Officer, and will be subject to review and approval by our Audit Committee prior to effectiveness or consummation, to the extent practical. In addition, any Related Party Transaction that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that the transaction has been conducted in accordance with any previous approval and that all required disclosures regarding the transaction are made.

As appropriate for the circumstances, the Audit Committee will review and consider:

•	the interest of the officer, director, beneficial owner of more than 5% of our common shares, or any member of their immediate family (“Related Person”) in the Related Person Transaction;

•	the approximate dollar value of the amount involved in the Related Person Transaction;

•	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the transaction to us; and

•
any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about a Related Person Transaction. The Audit Committee may approve or ratify the Related Person Transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the Related Person in connection with approval of the Related Person Transaction.

A copy of our Related Person Transaction Policy can be found on our website at www.biotimeinc.com.

COMPLIANCE WITH SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other BioTime equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all reports they file under Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2011, except that William P. Tew did not timely file one report on Form 4 disclosing the receipt of stock options, and instead reported that transaction on Form 5.

RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board has selected Rothstein Kass as our auditors. The Board proposes and recommends that the shareholders ratify the selection of the firm of Rothstein Kass to serve as our independent registered public accountants for the fiscal year ending December 31, 2012. Rothstein Kass has served as our independent registered public accountants since February 2007. Approval of the selection of Rothstein Kass to serve as our independent registered public accountants requires the affirmative vote of a majority of the shares present and voting on the matter at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum. Unless otherwise directed by the shareholders, proxies will be voted FOR approval of the selection of Rothstein Kass to audit our consolidated financial statements.

The Board of Directors Recommends a Vote “FOR” Ratification of the Selection of
Rothstein Kass as Our Independent Registered Public Accountants

We expect that a representative of Rothstein Kass will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and may respond to appropriate questions from shareholders.

Rothstein Kass audited our annual financial statements for the fiscal years ended December 31, 2011 and December 31, 2010.

Audit Fees. Rothstein Kass billed us $104,000 in 2011 and $148,500, respectively, in 2010 for the audit of our annual financial statements and for the review of our financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees. Rothstein Kass billed us $20,000 in 2011 and $26,000, respectively, in audit-related fees for the fiscal years ended December 31, 2011 and 2010.

Tax Fees. Rothstein Kass billed us $32,500 and $7,500, respectively, for review and preparation of U.S. federal, state, and local tax returns during the fiscal years ended December 31, 2011 and December 31, 2010.

Other Fees. There were no other fees charged to us by Rothstein Kass during the fiscal years ended December 31, 2011 and 2010.

The prior approval of the Board of Directors is required for the engagement of our auditors to perform any non-audit services for us. Other than de minimis services incidental to audit services, non-audit services shall generally be limited to tax services such as advice and planning and financial due diligence services. All fees for such non-audit services must be approved by the Board of Directors, except to the extent otherwise permitted by applicable SEC regulations.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present a proposal for action at our 2013 Annual Meeting of Shareholders must notify the our management of such intention by notice received at our principal executive offices not later than January 4, 2013 for such proposal to be included in our proxy statement and form of proxy relating to such meeting.

ANNUAL REPORT

Our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2011, without exhibits, may be obtained by a shareholder without charge, upon written request to the Secretary of BioTime.

We may deliver only one annual report and proxy statement to multiple shareholders sharing an address, unless we receive notice from the instructions to the contrary from those shareholders. We will deliver separate copies of the proxy statement and annual report to each shareholder sharing a common address if they notify us that they wish to receive separate copies. If you wish to receive a separate copy of the proxy statement or annual report, you may contact us by telephone at (510) 521-3390, or by mail at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502. You may also contact us at the above phone number or address if you are presently receiving multiple copies of the proxy statement and annual report but would prefer to receive a single copy instead.

By Order of the Board of Directors,

Judith Segall
Vice President and Secretary

May 18, 2012

HOW TO ATTEND THE ANNUAL MEETING

If you are a “shareholder of record” (meaning that you have a stock certificate registered in your own name), your name will appear on our shareholder list. You will be admitted to the Meeting upon showing your proxy card, driver’s license, or other identification.

If you are a “street name” shareholder (meaning that your shares are held in an account at a broker-dealer firm) your name will not appear on our shareholder list. If you plan to attend the Meeting, you should ask your broker for a “legal proxy.” You will be admitted to the Meeting by showing your legal proxy. You probably received a proxy form from your broker along with your proxy statement, but that form can only be used by your broker to vote your shares, and it is not a “legal proxy” that will permit you to vote your shares directly at the Meeting. If you cannot obtain a legal proxy in time, you will be admitted to the Meeting if you bring a copy of your most recent brokerage account statement showing that you own BioTime shares. However, if you do not obtain a legal proxy, you can only vote your shares by returning to your broker, before the Meeting, the proxy form that accompanied your proxy statement.

PROXY FOR BIOTIME, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 26, 2012

This Proxy is Solicited by the Board of Directors of BioTime, Inc.

The undersigned appoints Michael D. West and Alfred D. Kingsley, and each of them, with full power of substitution, as the undersigned's lawful agent and proxy to attend the Annual Meeting of Shareholders of BioTime, Inc. on June 26, 2012 and any adjournment thereof and to represent and vote all BioTime, Inc. common shares standing in the name of the undersigned upon the books of the corporation.

Shares represented by this proxy will be voted in accordance with the instructions of the undersigned specified below. If this card contains no specific voting instructions the undersigned's shares will be voted FOR the election of directors, and FOR proposal 2. This proxy also authorizes each of the persons named above to vote at his discretion on (1) any other matter that the Board of Directors did not know, a reasonable time before the mailing of the notice of annual meeting, would be presented at the meeting, and (2) matters incidental to the conduct of the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

BIOTIME, INC.

June 26, 2012

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held June 26, 2012.
The Letter to Shareholders, Notice of Meeting and Proxy Statement, and Annual
Report on Form 10-K are available at: https://materials.proxyvote.com/09066L

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided. 20830000000000001000 3 062612 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL NUMBER 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS: NOMINEES: 2. RATIFYING APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) O NEAL C. BRADSHER O ARNOLD I. BURNS O ABRAHAM E. COHEN O ALFRED D. KINGSLEY O PEDRO LICHTINGER O JUDITH SEGALL O ANDREW VON ESCHENBACH O MICHAEL D. WEST INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish t
ANDREW C. VON ESCHENBACH

o withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. I WISH TO ATTEND AND VOTE SHARES AT MEETING Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.